PRA Group Appoints Experienced Leader Owen James as Global Investments Officer
James brings 30 years of industry experience, with the most recent 10 years at PRA Group.

NORFOLK, Va., April 17, 2023 — PRA Group, Inc. (NASDAQ: PRAA) (the “Company), a global leader in acquiring and collecting nonperforming loans, has announced the appointment of Owen James as global investments officer, effective April 7. PRA Group also announced today that Chris Graves, executive vice president and global investments and analytics officer, is retiring for personal health reasons, effective May 12, 2023.

James has been with PRA Group for more than a decade, most recently as managing director of acquisitions. He has led the Company’s investments in Europe and has served on the European senior management team. Over the past five years, PRA Group’s European business has delivered strong results and has grown to become a significant driver of the Company’s overall performance, with more than $2 billion invested in portfolios across 11 European markets. In 2022, James also began leading investments in the Australian market. James joined PRA Group as part of the Company’s first entry into Europe through the acquisition of Mackenzie Hall Holdings in 2012.

“It is an honor to serve in this role at PRA Group as the Company continues its impressive growth across expanding geographies. I look forward to executing a successful global investment strategy—creating and capitalizing on PRA’s global market potential while building upon foundational principles like pricing discipline,” said James.

James has more than 30 years of experience in the global nonperforming loan industry, leading operations, business development and investments. Prior to joining PRA Group, he worked for more than 15 years in a variety of senior roles at Intrum Justitia, a major European debt servicer and buyer.

James has assumed responsibility for PRA Group’s global portfolio investments and has joined the senior leadership team, reporting directly to President and CEO Vikram “Vik” Atal.

“Owen’s extensive knowledge of the industry, experience within PRA Group and track record of global success makes him a great fit to drive our global investment strategy. He will help us expand into newer markets and continue to actively explore opportunities to grow our core business across clients, products and geographies, further positioning us as a global enterprise,” said Atal. “We would like to give a warm thank you to Chris for his extensive contributions to PRA Group over the last 17 years, and we wish him all the best as he focuses on his health and family.”

“I would like to thank the PRA Group team for an incredible 17 years. The Company is in excellent hands with Owen in the role of global investments officer, and I have every confidence in his ability to navigate the increase in supply that we expect to see in the coming months,” said Graves.

About PRA Group

As a global leader in acquiring and collecting nonperforming loans, PRA Group, Inc. returns capital to banks and other creditors to help expand financial services for consumers in the Americas, Europe and Australia. With thousands of employees worldwide, PRA Group companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

Media Contact:
Elizabeth Kersey
Senior Vice President, Communications and Public Policy
(757) 431-3398
Elizabeth.Kersey@PRAGroup.com

Investor Contact:
Najim Mostamand, CFA
Vice President, Investor Relations
(757) 431-7913
IR@PRAGroup.com

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